UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   July 30, 2007

ITLINKZ GROUP, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State of Incorporation)	33-27610-A (Commission File Number)	65-2954561 (IRS Employer Identification No.)

1800 Fruitville Pike, Suite 200, Lancaster, PA 17601
(Address of principal executive offices)

(717) 390-3777
Registrant's Telephone Number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

9	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425).
9	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).
9	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).
9	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01	Entry Into Material Definitive Agreement
Item 3.02	Unregistered Sale of Equity Securities
Item 5.01	Change in Control of Registrant

As previously reported, on June 4, 2007 ItLinkz Group entered into a Share Purchase and Merger Agreement dated June 1, 2007 with Landway Nano Bio-Tech, Inc., a Delaware corporation (“Landway Nano”), and with Huaqin Zhou and Xiaojin Wang, two investors associated with Landway Nano.  Landway Nano is a holding company that owns 100% of the registered capital of Shandong Sishui Spring Pharmacy Limited Company, a Chinese corporation that develops, manufactures and markets gingko products in the People’s Republic of China.

On July 30, 2007 the parties entered into Amendment No. 1 to the Share Purchase and Merger Agreement.  The Amendment modified the Share Purchase and Merger Agreement thus:

•
On July 31, 2007 Huaqin Zhou and Xiaojin Wang purchased 500 shares of Series B Convertible Preferred Stock from Itlinkz Group for $530,000.  They did so pursuant to the terms of the Share Purchase and Merger Agreement, except that all parties waived the condition that the purchase be made simultaneous with the acquisition of Landway Nano by Itlinkz Group.

•	The termination date for the Share Purchase and Merger Agreement, which had been July 31, 2007, has been postponed to September 30, 2007.

The 500 shares of Series B Preferred Stock may be converted by the holders into 404,933,115 shares of Itlinkz Group common stock, which would be 96.9% of the outstanding shares.  The holders of the Series B Convertible Preferred Stock will have voting power equivalent to the number of common shares into which the Series B Preferred Stock could be converted.

All other provisions of the Share Purchase and Merger Agreement remain in effect, and the parties expect the merger to be completed prior to the termination date.

Item 9.01	Financial Statements and Exhibits

Exhibits
3-a	Certificate of Designation of Series B Preferred Stock.

10-a
Share Purchase and Merger Agreement dated June 1, 2007 among ItLinkz Group, Inc., Landway Acquisition Corp., and Landway Nano Bio-Tech, Inc. – filed as an exhibit to the Current Report on Form 8-K dated June 4, 2007 and filed on June 6, 2007.

10-b	Amendment No. 1 to Share Purchase and Merger Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ITLINKZ GROUP, INC.

Dated: July 31, 2007	By:	/s/ Jeremy Feakins
Jeremy Feakins
Chief Executive Officer